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                                                                   Exhibit No. 5




                                                      July 2, 2002



Authentidate Holding Corp.
2165 Technology Drive
Schenectady, New York 12308


                  Re:      Authentidate Holding Corp.
                           Registration Statement on Form S-3
                           SEC File No. 333-70880

Ladies/Gentlemen:


                  We have reviewed the pre-effective Amendment No. 2 to the Registration Statement on Form S-3/A, filed on July 2, 2002 (File No. 333-70880) (the "Registration Statement"), under the Securities Act of l933, as amended (the "Act"), by Authentidate Holding Corp., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.


          This opinion has been rendered with respect to 1,798,205 outstanding shares (the "Shares") of Common Stock; 849,814 Shares issuable upon exercise of outstanding common stock purchase warrants (the "Warrants"); 825,593 Shares issuable upon the conversion of outstanding shares of our Series C Preferred Stock; and 176,191 Shares issuable as dividends on the Series C Preferred Stock.

         In connection with the opinions rendered herein, we have examined the Certificate of Incorporation of the Company, its By-Laws, the Warrants and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.
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                                                      Authentidate Holding Corp.
                                                                        Page Two
                                                                    July 2, 2002




         2. The Company has an authorized capitalization of 40,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.01 per share.


         3. The outstanding Shares have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

         4. The Shares issuable upon exercise of the Warrants have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         5. The Shares issuable upon conversion of the Series C Preferred Stock have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         6. The Shares issuable as dividends on the Series C Preferred Stock have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement. As set forth in the Registration Statement, certain members of our firm own securities of Authentidate Holding Corp.

                                        Very truly yours,

                                        /s/ Goldstein & DiGioia, LLP

                                        GOLDSTEIN & DIGIOIA, LLP